EXABYTE CORPORATION

Promissory Note

$3,060,000.00                                                                                                                                                                              September 1, 2003

          1.           Principal and Interest. For value received, Exabyte Corporation, a Delaware corporation (the "Company"), promises to pay to Eastpark, LLC, a Colorado limited liability company f/k/a Eastpark Associates, Ltd., ("Holder") the principal sum of Three Million, Sixty Thousand United States Dollars (US$3,060,000.00) at the times and in the manner set forth in this Promissory Note ("Note").

                    a.           Interest. This Note shall bear interest at a per annum rate as follows:

(i) Prime Rate between September 1, 2003 and August 31, 2004, (ii) 6% between September 1, 2004 and August 31, 2007, and (iii) 10% between September 1, 2007 and August 31, 2008, compounded annually, computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be. Interest shall be payable monthly in arrears. The Prime Rate used to calculate interest during a fiscal year shall be that annual interest rate as published in The Wall Street Journal, Western Edition, Money Rates section on the first business day of the Company's fiscal year, or any other date specified in this Section 1a.

                    b.           Balloon Payment of Principal; Maturity. Subject to Article 2 below, all unpaid principal and all then unpaid and accrued interest payable hereunder (the "Outstanding Amount") shall be due and payable five years from the date of this Note, on September 1, 2008 (the "Maturity Date"). The Company may prepay this Note, including any unpaid and accrued interest, at any time without penalty.

          2.           Events of Default; Acceleration. The principal amount of this Note is subject to prepayment in whole in or in part upon the occurrence and during the continuance of any of the following events (each, an "Event of Default"): (i) failure to pay any amount owing by the Company hereunder when due and payable within ten (10) days of due date, or (ii) the initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization by or against the Company, or a general assignment of 51% or more of the assets by the Company for the benefit of creditors. Upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note and all of the unpaid interest accrued thereon shall be immediately due and payable. In the Event of Default, the interest rate on the unpaid principal becomes 10%.

          3.           Offset. If Holder enters into a lease or rental agreement with the Company on all or any portion of the Premises (as that term is defined in the Lease Termination Agreement between the Holder and the Company dated September 26, 2003) for the period beginning November 1, 2003 and ending December 31, 2004, the outstanding principal amount of this Note shall be reduced by the aggregate amount of such payments. Interest will continue to accrue as set forth herein on the adjusted amount of outstanding principal due under this Note.

          4.           Miscellaneous.

                    a.           Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth herein or on the register maintained by Company. Any party hereto may give notice of a change of its address for future notice hereunder. Notice shall conclusively be deemed to have been given where received.

                    b.           No Waiver. No failure or delay by the Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

                    c.           Severability. The provisions of this Note are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction.

                    d.           Entire Agreement. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby.

                    e.           Default Rates; Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

                    f.           Confidentiality. The Holder shall keep the terms of this Note confidential and shall not disclose any of the terms to any person except with the specific prior written consent of the Company. If Holder is legally compelled or is required by a regulatory body to make any disclosure that is prohibited by this Note, (i) the Holder will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other remedy and (ii) the Holder may furnish only that portion of the terms that, in the written opinion of its counsel reasonably acceptable to the Company, the Holder is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Holder shall use its best efforts to seek confidential treatment of any terms so disclosed. However, notwithstanding the above, the Holder may disclose the Terms of this agreement to Holder's lender or potential lender so long as the Holder uses commercially reasonable efforts to seek confidential treatment of any terms disclosed. Notwithstanding anything to the contrary herein, Company shall be allowed to disclose the terms of this agreement and all related agreements in its filings with the Securities and Exchange Commission.

                    g.           Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Colorado, without application of conflicts of law principles.

IN WITNESS WHEREOF, Company has caused this Note to be issued effective as of the date first written above.

                                                            EXABYTE CORPORATION

                                                            By _______________________________

                                                            Name: Tom W. Ward

                                                            Title: President and CEO

                                                            Date: September 26, 2003

Accepted and Agreed to:

                                                            HOLDER:

                                                            EASTPARK , LLC.

                                                            By _______________________________

                                                            Name: Steven P. Chrisman

                                                            Title: Manager

                                                            Date: September 26, 2003